Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement of Discover Card Master Trust I (Registration Number 333-131898) on Form S-3/A of our Reports of Independent Registered Public Accounting Firm dated February 13, 2007, relating to Management’s Assertions on Compliance with Regulation AB Criteria, appearing in the Annual Report on Form 10-K of Discover Card Master Trust I for the year ended November 30, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 13, 2007